Exhibit 10.1.6
July 6, 2022

Mr. Mark Noyes
c/o Consolidated Edison, Inc.
4 Irving Place
New York, New York 10003

Dear Mark:

As you know, Consolidated Edison, Inc. (“CEI”) is in the process of exploring strategic alternatives, including a potential sale of Con Edison Clean Energy Businesses, Inc. (the “Company”).
Reference is hereby made to the Con Edison Clean Energy Businesses, Inc. Retention Bonus Plan for Key Executives (the “Retention Plan”), in which you participate. Terms capitalized but not defined herein shall have the meaning given to them in the Retention Plan.
Given your position as the President and Chief Executive Officer of the Company, you are key to the Company, and in our view your presence and participation is important to the sale process. CEI and the Company have therefore put in place incentives to encourage your active participation and cooperation in aiding CEI to complete the Transaction and, as described in more detail in this letter agreement (the “Agreement”), to remain employed with the Company (or, if applicable, its successor) through and following the Transaction. This letter is intended to address incentives that are in addition to those provided under the Retention Plan, which are described more fully below. Notwithstanding anything to the contrary, your right to receive the payments and/or benefits pursuant to this Agreement is subject to, and conditioned upon, your timely execution and delivery to the Company of a Participation Agreement (as defined in the Retention Plan).
Long Term Incentives:    With respect to each of your outstanding awards (“LTIP Awards”) under the Consolidated Edison, Inc. Long Term Incentive Plan (the “CEI LTIP”), the consummation of the Transaction shall be deemed to be a “Retirement” (as used in the award agreements thereunder) entitling you to pro-rated vesting of your awards thereunder, as of the closing date of the Transaction, and any amount not vested on such date shall be forfeited in its entirety, in each case, subject to the terms and conditions of the CEI LTIP and the award agreements evidencing the LTIP Awards. With respect to each applicable Performance Period (as defined in the CEI LTIP) in which the Transaction occurs: (i) the achievement of the Performance Targets (as defined in the CEI LTIP) shall be deemed to be equal to the greater of (A) 100% of target level of performance and (B) actual performance through the date of the consummation of the Transaction; and (ii) the determination of the achievement of the applicable Performance Targets for each such Performance Period shall be made without taking into account the impact of the Transaction on the achievement of such Performance Targets. The foregoing shall be deemed to be an amendment of each award agreement evidencing the LTIP Awards.
Annual Incentives:    With respect to your participation in the Consolidated Edison, Inc. Executive Incentive Plan (the “CEI EIP”), the consummation of the Transaction shall entitle you to a prorated payout (determined as of the date of the Transaction) with respect to the calendar year in which the Transaction occurs, subject to the terms and conditions of the CEI EIP, and with respect to such calendar year: (i) the achievement of the Performance Goals (as defined in the CEI EIP) shall be deemed to be equal to the greater of (A) 100% of target level of performance and (B) actual performance through the date of the consummation of the Transaction; and (ii) the determination of the achievement of the applicable Performance Goals shall be made without taking into account the impact of the Transaction on the achievement of such Performance Goals.
Notwithstanding anything herein to the contrary, payments under the CEI LTIP and the CEI EIP shall be paid at the time provided in the applicable plan document(s) and/or award agreements thereunder, unless CEI determines to make any such payment(s) at an earlier date, in each case, solely to the extent permitted by Code Section 409A, to the extent applicable. Except as expressly stated herein, all other provisions of the CEI LTIP and CEI EIP plan documents and award agreements thereunder shall apply in full force and effect.

Severance Benefits:    Effective on and following the Transaction, the Company shall provide you with the payments and benefits that you would otherwise be entitled to under the Severance Program for Officers of Consolidated Edison, Inc. and its Subsidiaries, as in effect on the date hereof (the “CEI Severance Plan”) as if you remained a Participant in the CEI Severance Plan and subject to the terms and conditions of the CEI Severance Plan, including without limitation, a requirement to execute a release of claims, with the modifications described below. Notwithstanding anything to the contrary and for the avoidance of doubt, the Transaction will not constitute your “Termination of Employment” or your “Termination upon a Change of Control” under the CEI Severance Plan or this Agreement, and you shall not be entitled to any payments or benefits under the CEI Severance Plan solely as a result of the Transaction or otherwise.
1.“Cause” shall have the meaning given such term in the Retention Plan;
2.“Change of Control” shall mean “Transaction”, as the term is defined in the Retention Plan;
3. “Employer” shall have the meaning given such term in the Retention Plan;
4.“Good Reason” shall have the meaning given such term in the Retention Plan;
5.The pro-rated annual bonus component of severance relating to the year of termination under Section III.A.1.a of the CEI Severance Plan shall be based on the greater of (x) the target amount and (y) actual performance through the termination date; and
6.References to “Termination Date” in Section III.A.1.a.(2) shall mean the date of the Transaction.
You hereby agree and acknowledge that (1) effective on and following the Transaction, you shall cease to participate in the CEI Severance Plan and shall have no rights thereunder, (2) you shall not be entitled to any payments or benefits under the CEI Severance Plan in connection with the Transaction or otherwise, and (3) except as expressly provided in this Agreement, effective on and following the Transaction, you shall not be entitled to any further accruals of benefits or contributions under any plan or arrangement sponsored by or contributed to by CEI.
Notwithstanding anything to the contrary and for the avoidance of doubt, nothing in this Agreement is intended to result in duplication of payments and/or benefits provided to you.
For purposes of this Agreement, the Company shall include any and all successors and assignees, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company and such successors and assignees shall perform the Company’s obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term “Company”, as used in this Agreement, shall mean the Company, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Agreement.
This Agreement shall be governed by the laws of the State of New York (without reference to rules relating to conflicts of law).

Please indicate your agreement to the terms and conditions of this Agreement by signing the signature page.
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[Signature Page Follows]

CON EDISON CLEAN ENERGY BUSINESSES, INC.	MARK NOYES
/s/ Robert Hoglund Signature	/s/ Mark Noyes Signature
Robert Hoglund Name	7/11/22 Date
Chairman Title
Solely with respect to CEI’s obligations under the CEI LTIP and CEI EIP: CONSOLIDATED EDISON, INC.
/s/ Mary Kelly Signature
Mary Kelly Name
SVP, Corporate Shared Services Title